Exhibit 10.10

I. Project Name:

Joint Research on Anti-tumor Drug AL6802

II. Content, Scope, Mode and Requirement:

Content and cooperation mode: Party A shall provide human resources and financial support while Party B shall provide technologies, including those technologies on which Party B has already filed an application for U.S. patent and will file an application for PCT patent before January 17, 2007. Parties hereto shall work together to complete the research and development of anti-tumor drug AL6802 (a chemical compound that covered by the pending U.S. patent and the future PCT patent application mentioned above) in China (and other countries and regions outside China), and finally have AL6802 pharmaceutical registration and invention patent granted in China mainland and carry out relevant commercial development in China and other countries and regions outside China.

1. Party A’s Obligations:

1)	Party A shall be responsible for the preparation of samples and the preclinical and clinical research on the pharmacodynamics, pharmacokinetics, toxicity, synthesis process, structure identification, formulation, quality standard, stability of the samples according to the information provided by Party B and under the guidance of Party B, and shall provide one copy of the all reports to Party B.

2)	Party A shall pay patent application right transfer fee in installments to Party B in accordance with this Agreement. Party A shall provide convenience on food and accommodation as well as two technicians, for the sample’s amplification in early phase, with at least three-year chemical synthesis experience to Party B’s researchers when they work in Party A’s site.

3)	If Party A does not pay corresponding fees in accordance with time schedule to Party B and therefore cause the termination of the cooperation, or no actual development in any consecutive 24 months during the developing phase, it shall be deemed as that Party A returns relevant patent application right and patent right granted in future to Party B.

4)	In case this project obtains grants from Ministry of Science and Technology or relevant departments at provincial or municipal level, and relevant administrative policies permits, Party A shall pay 10% of the grants to Party B to fund the research and development under this project, such as the research and development on the formulation and crystallization of AL6802. Parties hereto agree that, for the achievement generated from the research and development subsequent to this project and relevant patent application, any and all rights and interests therewith within China shall exclusively belong to Party A while any and all rights and interests therewith outside China shall be shared by parties hereto equally.

5)

Party A shall, in accordance with State Food and Drug Administration’s requirements about the pre-clinical pharmacodynamics study of anti-tumor drug, use the AL6802 sample with a concentration no less than 98.5%, with the erlotinib hydrochloride as the positive control, to evaluate the pharmacodynamics and toxicology of AL6802 towards non-small cell lung cancer cell line A549 and H157 and human epidermoid carcinoma cell line A431 transplanted nude mice respectively. If the experiment results show that the efficacy of AL6802 is significantly lower than positive control erlotinib hydrochloride (P <0.05) statistically; or the toxicity of AL6802 is significantly higher than positive control erlotinib hydrochloride (P <0.05) statistically, Party A shall be entitled to terminate the research and development of the compound and shall be entitled not to pay the third installment of the pre-clinical costs. If Party A chooses another compound under the US patent application US60/759,601 for research, Party B shall be responsible for the provision of synthesis technologies of the selected compound upon Party A’s request, and Party A shall undertake the synthesis cost of the selected compound and be responsible for the evaluation of the pharmacodynamics and toxicology of the selected compound. If Party A identifies a compound for the development, parties hereto shall continue the cooperation in accordance with relevant terms and conditions of this Agreement, and the term “AL6802” indicated in this Agreement shall be automatically replaced by the name of the compound identified otherwise. Under such conditions, Party A shall be entitled not to pay the first installment of RMB 2,000,000 once more and halve the second and third installment (ie, reduced to RMB 500,000 respectively). Other provisions shall remain unchanged, and parties hereto shall continue the cooperation in accordance with relevant provisions of this Agreement.

6)	This project shall be terminated if AL6802 involved in the project infringing other natural person or company’s patent. The report issued by Guozhi Enterprise Patent Warning and Advisory Services Center under State Intellectual Property Office of People’s Republic of China, or the effective judgment made by the People’s court shall be regarded as the judgment standards about the patent infringement. Party A shall be entitled to require Party B to return all fees paid within 30 days as of the date the report is issued or the judgment goes into effect.

7)	Party A shall promise not to develop any compound with the chemical structure similar to AL6802 during the cooperation term or 5 years after the termination of the cooperation.

8)	Party A shall be entitled to transfer or license relevant technologies, patent application right or patent right possibly granted in future to its affiliated company within the same companies group. Such transfer or license shall be deemed as the exercise of relevant rights under this Agreement by Party A.

2. Party B’s Obligations

1)	Party B shall provide patent application documents on AL6802, compound structural formula, detail analysis data of structural confirmation, synthesis procedure data and etc. Party B shall direct Party A to prepare three consecutive batches of qualified AL6802 samples with stable physical and chemical properties at Party A’s site (the concentration of each batch shall not be less than 98.5% and the weight of each batch shall not be less than 25g). Whereas Party B promises that its synthesis technology about Al6802 are mature and the compound is stable, if Party A fails, despite that Party A cooperates with Party B actively, to produce AL6802 samples with the concentration and weight described above within four months as from the date this Agreement is signed and goes into effect, Party A shall be entitled to request Party B to resolve the technical problem within one month as from the date abovementioned four-month expires. Otherwise, Party A shall be entitled to terminate this Agreement and require Party B to return all fees paid.

2)	Party B shall transfer to Party A AL6802 samples, relevant technologies and the patent application right within China under the PCT patent application based on United States patent application US 60/759,601, and shall be responsible for the subsequent patent application in China till relevant patent right is granted. After the patent right is granted in China, Party A shall be responsible for the annual fees and relevant maintenance about the patent, and Party B shall assist Party A to maintain the patent till its expiration.

3)	Party B shall keep a close cooperation with Party A to seek global development partner(s) outside China. Party B agrees that each party shall enjoy 50% of all the rights and interests of AL6802 outside China, including but not limited to the patent under the US 60/759,601 patent application and the patent application rights transfer fees, royalty, technology transfer fees, license fees regarding the PCT patent based on the patent under the US 60/759,601 patent application. The license, transfer and other cooperation about the rights and interests regarding compound AL6802 outside China shall be subject to the written agreement between parties hereto.

4)	Whereas the promise of Party B that the compound AL6802 has the possibility to obtain invention patent right(s) in China is one of the prerequisites of the cooperation under this Agreement, if Guozhi Enterprise Patent Warning and Advisory Services Center under the State Intellectual Property Office of PRC issues a report which indicates that the compound AL6802 is unlikely to be granted patent in China, Party A shall be entitled to abandon the further development. The risks of early cooperation shall be jointly undertaken by parties hereto, and Party B shall therefore return 50% of all costs Party A has paid within 30 days as from the date said report is issued.

5)

Party B shall be responsible for the patent application of US 60/759,601 and the subsequent global PCT patent application based on the US 60/759,601 application. It is agreed that Party A shall exclusively enjoy all patent rights under the PCT patent based on United States patent application US 60/759,601 (including the right to transfer or license such patent rights to Party A’s Affiliates at its sole discretion) and undertake any and all patent application fees, patent maintenance fees in China, while the patent application fees and patent maintenance fees outside China shall be equally shared by both parties hereto, the patent right shall be equally shared by both parties hereto, and any transfer or license concerning such patent shall be subject to written consent of parties hereto. Parties hereto agree that the right to utilize the chemical compounds and fragments without anti-tumor activities involved in such patent for other purpose shall exclusively belong to Party B.

6)	During the term of this Agreement, if Party B transfers or license the AL6802 and relevant technologies to a third party without Party A’s prior consent, Party A shall be entitled to request a compensation of no less than three times the total contract price of this Agreement (RMB 30,000,000) from Party B. If Party A transfers or license the AL6802 and relevant technologies to a third party without Party B’s prior consent, Party B shall be entitled to request a compensation of no less than three times the total cooperation fund of this Agreement (RMB 30,000,000) from Party A except that Party A transfers or licenses said technologies to Party A’s Affiliates.

7)	During the term of this Agreement, if a third party’s cooperation may advance the project progress, with the consensus of parties hereto, Party A and Party B may jointly transfer relevant technologies to said third party. Party A shall be entitled to recover its investment from the royalty paid by said third party.

8)	Party B shall confirm that technologies transferred under this Agreement may be used to produce qualified AL6802 compound under this Agreement and the compound itself and the entire production process including raw materials, workmanship, intermediate compounds, and methods do not infringe any rights of other person or entities. Otherwise, Party A shall be entitled to terminate this Agreement and request Party B to refund all the payment.

III. Schedule, Progress, Date, Place and Implementation Mode:

Dec. 2006 ~ Mar. 2007 Mar. 2007 ~ May 2007 Jun. 2007 ~ Jun. 2008 Jun. 2008 ~ Mar. 2009 Mar. 2009 ~ Dec. 2011	Technical handover of the synthesis procedure Further pharmacodynamics verification Preclinical research Apply for clinical research Clinical research, obtain certificate of manufacture

Above schedule shall be rearranged correspondingly in case the actual situation about the research and application or relevant laws or regulations change, and parties hereto shall actively cooperate with each other to complete the project as soon as possible.

IV. Technical Cooperation Fund, Royalties on Sales and Payment Mode

The total cooperation fund for the research and development under this project shall be RMB thirty millions (RMB 30,000,000), which shall be paid by Party A to Party B in six installments as patent licensing fees. Said total cooperation fund shall cover any and all fees and expenses involving this Agreement. Besides the cooperation fund, Party A shall be entitled not to make any additional payments. But the oversea patent application fees and subsequent maintenance fees and the research and development fee for oversea institutes, which shall be paid by Party A in accordance with relevant provisions, is not inclusive.

1.	RMB 2,000,000 (RMB two millions) shall be paid within two weeks after the effective date of this agreement;

2.	RMB1,000,000 (RMB one million) shall be paid within two weeks as of the date parties hereto confirm the qualified completion of the technical handover of the synthesis procedure;

3.	RMB1,000,000 (RMB one million) RMB shall be paid within two weeks before the official launch of the preclinical research if the further pharmacodynamics and toxicity verification shows that AL6802’s pharmacodynamics equals to or is better than positive control erlotinib hydrochloride (P>0.05) statistically, and AL6802’s toxicity equals to or is better than positive control erlotinib hydrochloride (P>0.05) statistically;

4.	RMB 6,000,000 (RMB six millions) shall be paid within four weeks after obtaining the clinical trial approval;

5.	RMB 5,000,000 (RMB five millions) shall be paid within two weeks before launching phase III clinical research if Party A is satisfied with the phase II clinical trial results;

6.	RMB 15,000,000 (RMB fifteen millions) shall be paid within eight weeks after obtaining the new drug certificate;

7.	3.5% of net sales shall be paid to Party B as royalties on sales after the anti-tumor drug AL6802 is brought into market. “Net sales” shall mean the gross sales deducting packing fees, transportation fees, taxes, advertisement fees, commercial discount. The period for the royalties shall be the patent protection period of AL6802 in China.

V. Confidentiality and Subsequent Improvement

1.	Parties hereto shall keep any and all nonpublic technical information and research confidential, and shall not make any disclosure to the public. In case either party violates the confidentiality requirements, the other party shall be entitled to claim for any and all compensation arising from the unauthorized disclosure to such default party. Some research achievements may be disclosed to potential global cooperation partners after relevant nondisclosure agreement is signed.

2.	Any and all patentable subsequent improvements to AL6802 shall be patented by parties hereto jointly. The interests of such technical achievements and patents shall exclusively belong to Party A in China, shall be equally shared by parties hereto outside China.

VI. Risks

Research risks shall be equally undertaken by parties hereto.

VII. Technical Achievements(Patents) and Properties Purchased with Technical Cooperation Fund

1.	Technical Achievements shall belong to parties hereto. The new drug certificate shall exclusively belong to Party A, but Party B shall have the right of attribution.

2.	Party B shall transfer the PCT patent based on US patent application US 60/759,601 and relevant priority, which designated state is China, to Party A, while PCT patents based on US patent application US 60/759,601 and relevant priority, which designated state is other countries, shall be equally shared by Party A and Party B. Parties shall closely work on patent license and research and development regarding AL6802 outside China.

3.	Either party shall obtain the other party’s prior consent if said party wants to publish research articles regarding the project.

VIII. Disputes Settlement

Any and all disputes shall be settled through negotiation. In case of failure to be settled through negotiation, such disputes shall be submitted to People’s Court at the location of Party A for judgment in accordance with applicable laws of People’s Republic of China.

IX. Miscellaneous

This Agreement is executed in four counterparts, and parties hereto each shall keep two counterparts. In case of any contradiction arising between the Chinese version and English Version, the Chinese version shall prevail.

Jiangsu Simcere Pharmaceutical R&D Co., Ltd
Address: No.12 Hua Yuan Road, Nanjing City, Jiangsu Province
Telephone No.: 0086-25-85477000
Party A	Bank: Changfu Street Branch, Nanjing, China Merchants Bank
Account No.: 07872125903581810106
Legal Representative:
Date

Advenchen Laboratories LLC
Address: 9135 Reseda Blvd, STE 238, Northridge CA 91324, USA
Telephone No.: 001-626-482-9676
Party B	Bank:
Account No.:
Legal Representative:
Date